Exhibit 28(l)

INITIAL SUBSCRIPTION AGREEMENT

The Gabelli NextShares Trust (the “Trust”), a Delaware statutory trust, and GAMCO Investors, Inc. (the “Purchaser”), a Delaware corporation, hereby agree as follows:

1. The Trust hereby offers the Purchaser and the Purchaser hereby purchases 10,000 shares of beneficial interest of the Gabelli Media Mogul NextShares, no par value for $10.00 per share (collectively, the “Shares”). The Trust hereby acknowledges receipt from the Purchaser in the total amount of $100,000 in full payment for the Shares.

2. The Purchaser represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a present intention to the distribution thereof.

3. The Trust represents that a copy of its Certificate of Trust, dated March 20, 2015, is on file with the Secretary of State of the State of Delaware.

4. This Agreement has been executed on behalf of the Trust by the undersigned officer in his capacity as an officer of the Trust.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the _____ day of ________, 2016.

GABELLI NEXTSHARES TRUST
on behalf of
Gabelli ESG NextShares;
Gabelli All Cap NextShares;
Gabelli Equity Income NextShares;
Gabelli Small and Mid Cap Value NextShares; and Gabelli Media Mogul NextShares

By:
Name:
Title:

GAMCO INVESTORS, INC.

By:
Name:
Title:

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